Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports Second Quarter 2021 Results

Call scheduled for today, August 12, at 4:30pm ET

TUCSON, Ariz., August 12, 2021 -- HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a life science company whose mission is to advance precision medicine, today reported its financial results for the quarter ended June 30, 2021.

Recent Business Highlights

•	Total revenue increased by approximately 45% from the first quarter to the second quarter of 2021.

•

Commercially launched the HTG Transcriptome Panel for sale in the U.S. and Europe in kit form or as a service in HTG’s VERI/O laboratory. The HTG Transcriptome Panel, designed to measure approximately 20,000 mRNA targets using the HTG EdgeSeq technology, is currently available for use with the Illumina sequencing platforms. Through its work with Early Adopter Program collaborators in the first half of 2021, the company received its first revenue-generating commercial orders for the HTG Transcriptome Panel in the second quarter of 2021.

•	Announced the release of HTG EdgeSeq Reveal version 4.0.0, adding additional features and software functionalities to support, among other things, data analysis for the HTG Transcriptome Panel.

•

Formed a new drug discovery business unit, HTG Therapeutics, in July 2021. This business unit is expected to leverage the company’s existing capabilities and expand upon the utility of the HTG EdgeSeq platform technology in the discovery of early-stage drug candidates. By leveraging these profiling technologies earlier in the drug discovery process, HTG Therapeutics is expected to generate lead compounds faster, and with superior efficacy and toxicity profiles.

“We believe our sequential growth this quarter over the first quarter of 2021 indicates our core business is recovering. Increased sample processing activity in our VERI/O laboratory and consumable product orders from existing and new customers were the driving factors in the growth of our product and product-related services revenue. I commend our commercial team, whose commitment with existing and new customers has never wavered despite the challenges we faced since 2020,” said John Lubniewski, President and CEO of HTG. “The focus of our research and development teams on development milestones and opportunities to improve upon our existing technology and expand into other RNA-related applications has resulted in significant progress this quarter. We again successfully completed our development milestones in the second quarter, which enabled us to commercially launch our HTG Transcriptome Panel on August 5th. In addition, our vision to further advance precision medicine into drug discovery is quickly coming into place, and we are excited to be building an even stronger technology platform foundation with which we can continue to grow.”

Second Quarter 2021 Financial Highlights:

Total revenue for the quarter ended June 30, 2021 was $2.1 million, compared with $2.0 million for the same period in 2020.

Product and product-related services revenue for the quarter ended June 30, 2021 was $2.1 million, compared with $1.7 million for the same period in 2020 and $1.4 million for the first quarter ended March 31, 2021. This increase is due primarily to RUO sample processing services and the sale of RUO consumables products for which demand has begun to recover to pre-COVID-19 levels as customers have resumed development activities. Revenue for the quarter ended June 30, 2020 included $0.2 million of collaborative development services revenue for which the remaining contracted development tasks on our existing programs have been completed.

Net loss from operations for the quarter ended June 30, 2021 was $4.1 million, compared with $5.0 million for the same period in 2020. Net loss per share was $(0.39) for the quarter ended June 30, 2021 compared with $(1.30) for the second quarter of 2020.

Cash, cash equivalents and short-term available-for-sale securities totaled $29.8 million as of June 30, 2021, with current liabilities of approximately $7.1 million and non-current liabilities of $11.7 million.

Conference Call and Webcast:

HTG will host a conference call for the investment community today beginning at 4:30 p.m. Eastern Time. Conference call and webcast details are as follows:

Date:	Thursday, August 12, 2021
Time:	4:30 p.m. Eastern Time
Toll Free:	(877) 407-0789
International:	(201) 689-8562
Conference ID:	13721188
Webcast:	http://public.viavid.com/index.php?id=145556

About HTG:

HTG is focused on NGS-based molecular profiling. The company’s proprietary HTG EdgeSeq technology automates complex, highly multiplexed molecular profiling from solid and liquid samples, even when limited in amount. HTG’s customers use its technology to identify biomarkers important for precision medicine, to understand the clinical relevance of these discoveries, and ultimately to identify treatment options. Its mission is to empower precision medicine. To learn more, visit www.htgmolecular.com.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the capabilities of the HTG Transcriptome Panel, the expected performance and benefits of HTG Therapeutics, trends in our core business, and our ability to grow our business. Words such as “designed to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, risks associated with the impact of the COVID-19 pandemic on us and our customers; the risk that our transcriptome panel may not provide the benefits that we expect; risks associated with our ability to develop and commercialize our products, including our transcriptome panel; the risk that our products and services may not be adopted by biopharmaceutical companies or other customers as anticipated, or at all; our ability to manufacture our products to meet demand; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission, including under the Risk Factors” heading of our Annual Report on Form 10‑K for the year ended December 31, 2020 and subsequently filed quarterly reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Ashley R. Robinson
LifeSci Advisors, LLC
Phone: (617) 430-7577
Email: arr@lifesciadvisors.com

-Financial tables follow-

HTG Molecular Diagnostics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Product and product-related services	$2,074,204	$1,728,526	$3,509,350	$3,716,663
Collaborative development services	—	234,768	—	472,105
Total revenue	2,074,204	1,963,294	3,509,350	4,188,768

Operating expenses:
Cost of product and product-related services revenue	971,043	974,642	1,756,243	1,990,134
Selling, general and administrative	3,903,815	4,255,485	7,763,434	8,930,748
Research and development	1,281,361	1,732,776	2,653,401	3,659,051
Total operating expenses	6,156,219	6,962,903	12,173,078	14,579,933
Operating loss	(4,082,015)	(4,999,609)	(8,663,728)	(10,391,165)
Other income (expense), net	(252,469)	(182,757)	(516,614)	(243,923)
Gain on forgiveness of PPP Loan	1,735,792	—	1,735,792	—
Loss on extinguishment of MidCap Credit Facility and QNAH Convertible Note	—	(522,394)	—	(522,394)
Net loss before income taxes	(2,598,692)	(5,704,760)	(7,444,550)	(11,157,482)
Provision for income taxes	(16,260)	(5,791)	(18,709)	(10,967)
Net loss	$(2,614,952)	$(5,710,551)	$(7,463,259)	$(11,168,449)

Net loss per share, basic and diluted	$(0.39)	$(1.30)	$(1.17)	$(2.57)
Shares used in computing net loss per share, basic and diluted	6,687,330	4,383,831	6,365,827	4,344,180

HTG Molecular Diagnostics, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2021	2020
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$13,576,445	$22,397,812
Short-term investments available-for-sale, at fair value	16,181,828	6,298,075
Accounts receivable	1,421,780	1,588,767
Inventory, net	2,318,130	1,492,126
Prepaid expenses and other	2,448,678	1,094,273
Total current assets	35,946,861	32,871,053

Operating lease right-of-use assets	246,321	1,009,097
Property and equipment, net	1,120,966	1,227,402
Other non-current assets	5,743	90,356
Total assets	$37,319,891	$35,197,908

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,682,290	$1,348,762
Accrued liabilities	1,317,690	1,459,878
Contract liabilities - current	208,736	185,083
NuvoGen obligation - current	486,058	512,729
Current portion of long-term debt	3,164,413	3,022,139
Operating lease liabilities - current	263,731	685,220
Other current liabilities	18,953	22,563
Total current liabilities	7,141,871	7,236,374
NuvoGen obligation - non-current, net of discount	4,244,939	4,479,396
Long-term debt, net	7,443,275	8,568,308
Operating lease liabilities - non-current	—	368,682
Other non-current liabilities	48,992	60,488
Total liabilities	18,879,077	20,713,248
Commitments and Contingencies
Total stockholders’ equity	18,440,814	14,484,660
Total liabilities and stockholders' equity	$37,319,891	$35,197,908